OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Stanley Furniture Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 18, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. will be held at our corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Wednesday, April 18, 2007, at 11:00 A.M., for the following purposes:

(1)	To elect two directors to serve a three-year term on our board of directors; and

(2)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The stockholders of record of our common stock at the close of business on March 9, 2007 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

Douglas I. Payne
Secretary

March 16, 2007

Stanley Furniture Company, Inc.

1641 Fairystone Park Highway

Stanleytown, Virginia 24168

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 18, 2007

The enclosed proxy is solicited by and on behalf of our board of directors of Stanley Furniture Company, Inc. for use at the Annual Meeting of Stockholders to be held on Wednesday, April 18, 2007, at 11:00 A.M., at our corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 16, 2007 to all holders of record of our common stock on March 9, 2007. Shares of our common stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to our Secretary, executing and delivering a later-dated proxy or attending the meeting and voting in person.

We will bear the cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees may solicit proxies by telephone, telegram, e-mail, personal interview or other means. We will also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of our common stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

VOTING RIGHTS

On March 9, 2007, there were 10,590,547 shares of our common stock outstanding and entitled to vote. Each share entitles the holder thereof to one vote.

ELECTION OF DIRECTORS

Our board of directors presently consists of six directors who are divided into three classes with staggered terms. The term of Messrs. Thomas L. Millner and Jeffrey R. Scheffer expires at the time of the 2007 Annual Meeting of Stockholders. We propose the reelection of Messrs. Millner and Scheffer for a three-year term expiring at the time of the 2010 Annual Meeting.

The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify a choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event these nominees should not continue to be available for election, the proxies will be voted for the election of such other persons as our board of directors may recommend. As of the date of this proxy statement, our board of directors has no reason to believe that the nominees named below will be unable or unwilling to serve.

Nominees for Election for Three-Year Term Ending 2010

Thomas L. Millner, 53, has been a director since April 1998. Mr. Millner has been chief executive officer and president of Remington Arms Company, Inc. (“Remington”), a manufacturer of sporting good products for the hunting, shooting sports and fishing markets, since April 1999 and a director of Remington and RACI Holding, Inc., Remington’s parent, since June 1994. From May 1994 to April 1999, Mr. Millner served as president and chief operating officer of Remington. From 1987 to May 1994, Mr. Millner served as chief executive officer and president of The Pilliod Cabinet Company. From 1984 to 1987, Mr. Millner served as General Manager of the Armstrong Furniture Division of Thomasville Furniture Industries. From 1977 to 1984, Mr. Millner served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries. Mr. Millner is also a director of Lazy Days’ R.V. Center, Inc.

Jeffrey R. Scheffer, 51, has been a director since December 2002. Mr. Scheffer has been chairman of our board of directors since April 2005, chief executive officer since December 2002 and president since April 2001. He also served as our chief operating officer from April 2001 to December 2002. Prior to his employment with us, Mr. Scheffer served as president of American Drew, a furniture manufacturer, for five years.

Directors Whose Terms Do Not Expire this Year

Robert G. Culp, III, 60, has been a director since July 1999 and his present term will expire in 2008. Mr. Culp has been chief executive officer and chairman of the board of Culp, Inc., a marketer of upholstery fabrics for furniture and mattress ticking for bedding, since 1990. Mr. Culp is also a director of Old Dominion Freight Line, Inc.

T. Scott McIlhenny, Jr., 59, has been a director since April 1997 and his present term will expire in 2008. Mr. McIlhenny is a principal of Northstar Travel Media LLC (“Northstar”), the former travel publishing division of Cahners Business Information (now Reed Business Information). Mr. McIlhenny served as chief operating officer of Northstar from September 2001 until November 2005. Mr. McIlhenny was group vice president of Cahners Travel Group, a publisher of materials for the hospitality and travel industries and a division of Cahners Business Information (“Cahners”), from December 1999 until September 2001. Mr. McIlhenny's previous experience included serving in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including senior vice president, group publisher.

Michael P. Haley, 56, has been a director since April 2003 and his present term will expire in 2009. Mr. Haley is a director of MW Manufacturers, Inc. (“MW”), a producer and distributor of window and door products for the residential construction industry and its parent company, Ply Gem Industries, Inc. Mr. Haley held the position of president and chief executive officer of MW from June 2001 until January 2005 and served as its chairman from January 2005 until June 2005. From May 1994 to May 2001, Mr. Haley was President of American of Martinsville, a manufacturer of commercial contract furniture and a subsidiary of LADD Furniture, Inc. During this time, he also served as executive vice president of LADD Furniture, Inc. From 1988 to 1994, Mr. Haley was president of Loewenstein Furniture Group. Mr. Haley is also a director of LifePoint Hospitals, Inc. and American National Bankshares, Inc.

Albert L. Prillaman, 61, has been a director since March 1986 and his present term will expire in 2009. Mr. Prillaman served as chairman of our board of directors from September 1988 until April 2005. In April 2005, he was designated lead director. He also served as our chief executive officer from December 1985 until December 2002 and president from December 1985 until April 2001. Prior thereto, Mr. Prillaman had served as one of our vice presidents and president of the Stanley Furniture division of our predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of our predecessors since 1969. Mr. Prillaman’s son, R. Glenn Prillaman, is our senior vice president – marketing & sales.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our board of directors has determined that all directors are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market, with the exception of Mr. Scheffer who is an employee and Mr. Prillaman who was an employee until April 2005.

The full board of directors met seven times during 2006. Each incumbent director attended at least 75% of the total 2006 board meetings and committee meetings held during periods that he was a member of the board or such committees. Our board of directors has adopted a policy that all directors should attend the Annual Meeting of Stockholders. All current directors attended the 2006 Annual Meeting of Stockholders.

Our board of directors currently has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Each of these committees has a written charter, current copies of which can be found at our website, www.stanleyfurniture.com.

Audit Committee. The audit committee presently consists of Messrs. Millner, Culp, Haley and McIlhenny. Our board has determined that all of the members of the Audit Committee meet the current independence and experience requirements contained in the listing standards of The NASDAQ Stock Market. Our board has also determined that Messrs. Millner, Culp and Haley are “audit committee financial experts” as that term is defined in regulations promulgated by the Securities and Exchange Commission. The primary purpose of the audit committee is to assist our board in fulfilling its responsibilities to oversee management’s conduct of our financial reporting process, including internal control over financial reporting. The audit committee also serves as direct liaison with our independent public accountants and is responsible for the selection or discharge of our accountants. The audit committee met five times in 2006.

Compensation Committee. The compensation committee, presently consisting of Messrs. McIlhenny, Culp, Haley and Millner, establishes salaries of executive officers and incentive compensation for our officers and employees. The compensation committee has not delegated its authority to any other person. The compensation committee administers our 1994 Stock Option Plan and has authority to grant options under the plan to officers and key employees and to determine the terms of options in accordance with the plan. The compensation committee also administers our 2000 Incentive Compensation Plan and has authority to select employees to receive incentive awards and to determine for each employee the nature of the incentive award and the terms and conditions of each incentive award. Our board of directors has the same responsibilities with regard to incentive awards for non-employee directors. All of the members of the compensation committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The compensation committee met three times during 2006. Additional information on the compensation committee’s process and procedures can be found under the heading “Executive Compensation-Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee. The corporate governance and nominating committee, presently consisting of Messrs. Haley, Culp, McIlhenny and Millner, makes recommendations of nominations for directors and considers any stockholder nominations for director made in accordance with our bylaws. The corporate governance and nominating committee is also responsible for recommending corporate governance policy, and for making recommendations on director compensation. All of the members of the corporate governance and nominating committee are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market. The corporate governance and nominating committee met two times during 2006.

Director Compensation

Our board of directors has approved a policy for compensation of non-employee directors providing that:

(i)	each non-employee director (other than the lead director) receives annual cash compensation in the amount of $30,000,

(ii)	the lead director receives annual cash compensation in the amount of $120,000, and

(iii)	as of the date of the Annual Meeting of Stockholders, each non-employee director receives an annual stock option grant, which is fully vested on the date of grant, to acquire a number of shares with a fair value of $30,000.

The corporate governance and nominating committee reviews director compensation annually and, as part of that process, has for review publicly available director compensation information about other comparable companies in the furniture industry. Our board of directors approves director compensation.

The following table sets forth information concerning the compensation of directors for the year ended December 31, 2006.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
ROBERT G. CULP, III	$30,000	$30,000	$60,000
MICHAEL P. HALEY	$30,000	$30,000	$60,000
T. SCOTT MCILHENNY	$30,000	$30,000	$60,000
THOMAS L. MILLNER	$30,000	$30,000	$60,000
ALBERT L. PRILLAMAN	$120,000	$30,000	$150,000

(1)	The number of stock options (shares) outstanding at December 31,2006 for each of our directors in the above table is as follows:

Robert G. Culp, III	6,237
Michael P. Haley	10,237
T. Scott McIlhenny	20,237
Thomas L. Millner	20,237
Albert L. Prillaman	3,055

(2)	Each of our directors listed in the table received an option award for 3,055 shares of our common stock at an exercise price of $28.10 per share.

Nominations for Director

Our bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder’s intent to make such nomination must be received by our secretary or deposited in the U.S. mail, postage prepaid, to our secretary not later than 120 days in advance of the anniversary date of our proxy statement for the previous year’s Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing:

(i)	the name and address of the stockholder who intends to make the nomination;

(ii)	a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii)	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder;

(iv)	such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by our board of directors; and

(v)	the consent of each proposed nominee to serve as one of our directors if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

By requiring advance notice of stockholder nominations, this bylaw affords the corporate governance and nominating committee and our board of directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board, to inform stockholders about these qualifications. The bylaw does not give our board of directors any power to approve or disapprove a stockholder’s nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect the stockholder’s own slate of directors.

Stockholder Communications

Our board welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Stockholders may send written communications to the entire board or to individual directors by addressing them to Corporate Secretary, Stanley Furniture Company, 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.

Review of Transactions with Related Persons

Under our code of conduct and audit committee charter, the audit committee must approve any transaction involving a director or executive officer which requires disclosure in our proxy statement under applicable rules of the Securities and Exchange Commission. Under the audit committee charter, the audit committee is responsible for reviewing these transactions and has the power to approve or disapprove these transactions. We did not have any of these transactions during 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, and any persons owning more than 10% of our common stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on our review of the copies of the Forms 3, 4 and 5 we have received, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that all executive officers, directors and 10% stockholders complied with these filing requirements, other than T. Scott McIlhenny, Jr. Mr. McIlhenny was late filing six reports for 17 purchases of our common stock representing reinvestment of dividends received on shares of our common stock from 2003 through September 2006.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of our board of directors has reviewed and discussed with our management the Compensation Discussion and Analysis that follows this report. Based on that review and the discussions with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members

T. Scott McIlhenny, Jr. Chairman

Robert G. Culp, III

Michael P. Haley

Thomas L. Millner

Compensation Discussion and Analysis

Introduction

We have a simple executive compensation program which is intended to provide appropriate compensation that is strongly tied to our results. The program has only three major components: salary, annual bonus and stock options. The program provides executives with a significant amount of variable compensation dependent on our performance. For example, for our chief executive officer and chief financial officer more than half of their cash compensation is variable and a significant part of their total potential compensation is through stock options.

The principles of our executive compensation program are reflected in its variable compensation components: annual bonus and stock options. The compensation program’s overall objective is to enable us to obtain and retain the services of highly-skilled executives. The program seeks to enhance our profitability and value by aligning closely the financial interests of our executives with those of our stockholders. This alignment is created by strongly linking compensation to the achievement of important financial goals. Our ability to reach the financial goals is dependent on strategic activities. However, at the executive level, we measure success in these strategic activities solely by the effect on our financial performance. To a lesser degree, the compensation program considers the cash flow, accounting and tax aspects to support the financial efficiency of the programs.

The compensation program reflects that we operate with a small team of executives. The executives are each given significant and extensive responsibilities which encompass both our strategic policy and direct day-to-day activities in sales, finance, customer communications, product development, marketing, manufacturing and other similar activities. The compensation program conditions significant portions of management pay on the achievement of annual (for bonuses) and long-term (for stock options) financial performance goals.

The compensation packages for executives are designed to promote team work by using the same performance goal for the annual bonus for all executives. The individual initiative and achievement of an executive is reflected in the level of salary and bonus. However, the primary evaluation of individual performance is made in the decision to retain the services of the executive. If an individual executive is not performing to expectations, the executive is not retained.

Types of Compensation That We Pay Executives

Our compensation program has only three principal elements: salary, annual bonus, and stock options. The remaining compensation paid through employee benefits and perquisites is not significant in amount or as a percentage of any executive’s compensation.

Salary. We recognize that paying a reasonable cash salary is necessary to enable us to obtain and retain services of highly-skilled executives. A reasonable salary is a component of a well-rounded compensation program.

Annual Bonus. We believe that an annual cash bonus provides a means to measure and, if appropriate, reward elements of corporate performance that are closely related to the efforts of executives. Under the Summary Compensation Table following this section, the annual bonus is reported in the column labeled “Non-Equity Incentive Plan Compensation” rather than in the “Bonus” column. This reporting reflects that the annual cash bonus has preestablished non-discretionary goals that determine whether any amount will be paid. Under the Summary Compensation Table, the “Bonus” column is used for discretionary payments without preestablished goals. Despite the change in terminology by the SEC, we refer to our annual cash incentive program as a bonus program.

Because salaries alone would not be sufficient to reach a reasonable level of potential cash compensation, we believe it is appropriate and necessary to make bonus payments in cash on an annual basis when earned. We choose to pay bonuses in cash rather than stock because we anticipate that executives would use this payment to supplement their salaries. Also, if the annual bonus were paid in stock, the total compensation package would be overweighted in stock. The annual bonus as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.

Long-term Incentive – Stock Options. We provide a long-term incentive compensation program that is based on our stock through the grant of stock options. For stockholders, the long-term value of our stock is the most important aspect of our performance. The price of our stock is the principal factor in stockholder value over time. Under the stock option program, we do not provide dividend equivalents on stock options before exercise. So the value of a stock option is tied directly and solely to the market price of our stock. Stock options are a means of aligning financial interests of executives and stockholders.

We believe that stock-based incentives through stock options ensures that our top officers have a continuing stake in our long-term success. We maintain the Stanley Furniture Company, Inc. 2000 Incentive Plan and the Stanley Furniture Company, Inc. 1994 Stock Option Plan to provide employees with opportunities to acquire common stock. In the past, we have made stock option awards and performance stock awards. Our current policy is to grant only stock option awards to executive officers and key employees.

Employee Benefits. Our executives participate in all of the same employee benefit programs as other employees. The executives participate in these programs on the same basis as other employees. These programs are a tax-qualified retirement plan, health and dental insurance, life insurance, disability insurance, and travel accident insurance.

Our only active retirement plan is a 401(k) plan in which executives participate on the same basis as other employees. We make a matching contribution to the 401(k) plan. The amount of the matching contribution depends on the percentage of their own compensation, up to IRS limits, that each executive chooses to defer in the 401(k) plan. The amount of our matching contributions for the named executive officers ranged from $ 4,229 to $ 6,600 as shown in the “All Other Compensation” column on the Summary Compensation Table following this section.

Before 1996, we maintained an active qualified defined benefit pension plan for all of our eligible employees and also maintained a non-qualified, unfunded supplemental retirement plan primarily for executives. After December 31, 1995, both of these plans were frozen and no new benefits were accrued under either plan after 1995. Effective October 1, 2006, the qualified defined benefit pension plan was terminated.

We also maintain a frozen deferred compensation plan in which our chief financial officer, Mr. Payne, is the only executive officer who participates. The plan is funded by company-owned life insurance and we currently pay the premiums by borrowing on the cash surrender value of the insurance.

Perquisites. We provide a limited number of perquisites for executive officers. We provide estate and tax planning services to encourage executives to address these important issues in a time-efficient manner. We do not own a plane and do not provide any personal aircraft use for executives. We provide our chief executive officer, Mr. Scheffer, with a company car that is leased for him. Mr. Scheffer is taxed on all personal use of the car. The car is a part of his overall compensation program and is provided because our office location in Stanleytown, Virginia requires Mr. Scheffer to travel by car to visit factories, vendors and customers. We also provide a very small amount of perquisites related to normal operation of an executive office, such as free coffee, estimated at a value of less than $200 per year to an executive.

Determining the Amount of Each Type of Compensation

Roles in Setting Compensation. Mr. Scheffer, as chairman, president and chief executive officer, makes recommendations to the compensation committee with respect to compensation of executives (including the named executive officers) other than himself. These recommendations involve the salary, bonus potential and stock option grants. The compensation committee reviews, and in some cases revises, the salary and bonus potential recommendations for these executives. The compensation committee makes the determination about all stock option grants.

The compensation committee makes an independent determination with respect to the compensation for Mr. Scheffer as chairman, president and chief executive officer. This determination involves his salary, bonus potential and stock option grants, if any.

Mr. Scheffer and Mr. Payne have employment agreements that establish minimum salary and bonus potential. Because of the age of those agreements, the minimums were not a factor in setting their compensation in 2006.

Timing of Compensation Decisions. Compensation decisions, including decisions on stock option awards, generally have been made at a compensation committee meeting held in connection with the December board meeting at which the next year’s business plan is reviewed and approved. Occasionally, the compensation committee will defer final approval of compensation decisions including awards to the beginning of the following year to permit additional review and revisions to compensation and award decisions based on final financial results for the prior year.

Salary. We intend that the salary levels of our executives be at the lower end of the competitive range. Effective for 2005, the compensation committee adopted a policy of generally making salary adjustments for executive officers every two years in general. Exceptions have been and will be made when appropriate, such as for an executive who is given increased responsibilities or a promotion. Other executives are generally considered for salary adjustments annually.

Bonus. Cash bonus opportunities are established annually. Whether a particular year is an adjustment year for base salary does not significantly impact decisions about annual bonus opportunities. Also, the amount of annual bonuses earned or not earned is not a major factor in base salary decisions.

Stock Options. Stock options are granted primarily in consideration of providing incentives to those executives who have the most impact on creating stockholder value. The grants also give consideration to reasonable compensation levels. The stock option grants are set or reviewed annually.

Other Compensation. Other types of compensation, including employee benefits and perquisites, do not impact other compensation decisions in any material way. The employee benefits are changed for executives at the same time and in the same manner as for all other employees.

Balancing Types of Compensation. As noted above, we do not maintain any supplemental retirement plans for executives or other programs that reward tenure with us more than our actual performance. We consider that stock options and the resulting stock ownership are our method of providing for a substantial part of an executive’s retirement and wealth creation. In contrast, we expect that most executives will use their salary and annual cash bonus primarily for current or short-term expenses. Since the stock options are our primary contribution to an executive’s long-term wealth creation, we determine the size of the grants with that consideration in mind. We intend that our executives will share in the creation of value in the company but will not have substantial guaranteed benefits at termination if value has not been created for stockholders.

Key Factors in Determining Compensation

Performance Measures. For several years the annual bonus has been measured solely on our earnings before interest and taxes (EBIT). All of our executives have the same EBIT target for their annual bonus. EBIT is used because we believe that it represents the best measurement of our operating earnings. The annual bonus is intended to be paid or not paid primarily based on actions and decisions taken for that fiscal year. Interest and taxes are excluded because those items can significantly reflect our long-term decisions on capital structure rather than annual decisions. We believe it is appropriate to determine bonuses based on our EBIT which measures our performance as an entity as opposed to stock price which may be affected by market conditions other than our performance especially over shorter intervals. Because EBIT for performance purposes is intended to reflect operating earnings, the compensation committee may make adjustments in the calculation of EBIT to reflect extraordinary events, such as amounts we receive under the Continued Dumping and Subsidy Offset Act in connection with the case involving wooden bedroom furniture imported from China.

The bonus based on EBIT is measured on an annual basis. Because of the cyclical nature of the furniture industry, it is difficult to predict operating results on a multi-year basis. The use of annual targets fits with our annual business plan and allows us to measure the executive group’s performance against targets which we believe can be set in a reasonable manner.

The price of our stock is used for all long-term incentive purposes through the grant of stock options.

We have not had the need to establish a policy for the adjustment or recovery of awards or payments when the relevant performance measures are restated or adjusted in a way that would reduce the size of the award or payment. The compensation committee has the discretion to waive or reduce a performance goal for an annual incentive grant but this authority has been used very infrequently.

Individual Executive Officers. For compensation setting purposes, each named executive officer is considered individually, however, the same considerations apply to all executives. In setting salary, the primary factors are the scope of the officer’s duties and responsibilities, the officer’s performance of those duties and responsibilities, the officer’s tenure with us, and a general evaluation of the competitive market conditions for executives with the officer’s experience.

For the named executive officers, annual bonus potential is set as a percentage of salary. For other executives, the annual bonus potential may be set as a fixed dollar amount. The percentage of salary or fixed dollar amounts used for this purpose reflects the officer’s duties and responsibilities. The same measurement, EBIT, is used for all officers to encourage all officers to focus on the same company goals. In setting the salary and bonus potential, we do look at total potential cash compensation for reasonableness and for internal pay equity.

Long-term incentives are focused largely on the president and the chief financial officer as the officers with the largest roles to play in determining our overall performance over an extended period. Awards are made to other executives when the award is viewed as consistent with retention needs or to promote our long-term goals.

We have not looked specifically at amounts realizable from prior year’s compensation in setting compensation for the current year. We believe that the amount of compensation for each year should be reasonable for that year. Because of the size and nature of our business, our stock is not substantially affected by major stock market trends. We believe that any increase in our value that is reflected in prior stock options is largely the result of the efforts of our executives in the current and prior periods. Therefore, we do not give substantial consideration to the amount of actual or potential compensation that any prior stock option grants may represent.

Other Matters Related to Compensation

Tax and Accounting Considerations. We are covered by Internal Revenue Code section 162(m) that may limit the income tax deductibility to us of certain forms of compensation paid to our named executive officers in excess of $1,000,000 per year. A primary exemption from section 162(m) is performance-based compensation. Our stock option awards under our 2000 Incentive Compensation Plan and prior stock plans have met the requirements of being performance-based compensation and are not subject to the limits of section 162(m). With stock options excluded, we have not paid other compensation which has been subject to these deductibility limits. If these limits should become of broader applicability to us, we will consider modifications to our compensation practices, to the extent practicable, to provide appropriate deductibility for compensation payments.

We adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” for the 2006 fiscal year. Statement No. 123(R) is an accounting standard that requires the fair value of all stock option awards issued to employees to be recorded as an expense over the related vesting period. We considered Statement No. 123(R) in making stock option grants in 2005 and 2006, however, our grants were not significantly impacted by the statement.

Change of Control Triggers. We provide change in control benefits under employment agreements between us and Jeffrey R. Scheffer, chief executive officer, and Douglas I. Payne, chief financial officer. These are the only executives with change in control agreements. These executives negotiated these change in control benefits in their employment agreements. We considered that the CEO and CFO positions are particularly vulnerable in a change in control and concluded that these benefits are necessary to attract qualified officers. We believe these benefits will help protect stockholders’ interests during any negotiations relating to a possible business combination transaction by encouraging our top executives to remain with us through a business combination transaction. The change in control benefits are described under the heading “Employment Agreements” following this section.

The only termination or change in control agreements are contained in employment agreements between us and our CEO and CFO. The events that trigger payments under the CEO’s contract are different from those under the CFO’s contract as described under the heading “Employment Agreements” and include their involuntary termination without cause after a change in control. The differences reflect a change in our policy and general practice between 1996 when the CFO’s contract was implemented and 2001 when the CEO’s contract was implemented. During the first two years after a change in control, the CEO’s contract has a trigger of a voluntary termination for good reason which generally is defined to exist if:

•	his base salary is reduced;

•	he is not in good faith considered for an annual bonus;

•	he is denied certain customary fringe benefits;

•	his place of employment is relocated further than 100 miles from his current place of employment; or

•	his duties and responsibilities are substantially reduced.

Each of these events represents a significant adverse action that is considered an appropriate reason for triggering a payment. The CFO’s contract provides for payment if he terminates for any reason during the first two years after the change in control.

No Stock Ownership Guidelines. We have not adopted any stock ownership requirements or guidelines. We have not adopted any policies about hedging the economic risk of our stock. We believe that no executives have engaged in hedging or similar activities with our stock.

Compensation Information. We have not engaged in any formal benchmarking of any element of compensation or total compensation in recent years. We and the compensation committee have for review publicly available compensation information about other comparable companies in the furniture industry.

Fiscal 2006 Compensation

For the 2006 fiscal year, the compensation of executives was set and administered consistent with the philosophy and polices described above. The salaries for the named executive officers are shown on the Summary Compensation Table following this section. Because this 2007 proxy is the first proxy issued under new SEC guidance, the Summary Compensation Table does not include information about any prior years. The prior compensation information is available in our 2006 proxy statement.

For the named executive officers during the 2006 fiscal year, the potential bonus as a percentage of base salary ranged from 47% to 120%. The potential bonuses are shown on the Grants of Plan-Based Awards table. Because no bonuses were earned for fiscal 2006, there are no payouts shown on the Summary Compensation Table following this section. For the 2006 fiscal year, we did not reach the minimum target level for EBIT set for the annual bonus program. There was no waiver or reduction of a performance goal during the last fiscal year. Therefore, no bonuses were paid to executives for the 2006 fiscal year. The minimum EBIT level for payment of a bonus was $28 million and the target EBIT level was $40 million, with the bonus amount increasing for performance above the minimum EBIT level up to the maximum award on a per employee basis at the target EBIT level. In setting these EBIT levels, we intended that the target level would be a stretch goal and anticipated that the minimum EBIT level would be attained. Our EBIT performance for 2006 was $27.4 million.

The stock option grants to executives made during the 2006 fiscal year were larger than in prior years. The size of the stock option grants, in part, reflects that we did not pay any cash bonus for 2006 and did not increase base salary or potential bonuses for 2007 representing the third year without an adjustment to base salary or potential bonuses (other than for Mr. R. Glenn Prillaman in connection with his expanded responsibilities as our senior vice president – marketing and sales). We believe that the stock option grants will be an appropriate incentive for the executives to stimulate our performance for 2007 and future years.

Information about the stock option grants to the named executive officers in fiscal 2006 is shown in three places in the proxy. The 2006 annual expense for option grants as determined under Statement No. 123(R) is shown in the “Option Awards” column on the Summary Compensation Table following this section. The number of options, grant date, exercise price and vesting schedule of the options are shown on the Grants of Plan-Based Awards table following this section. The option expiration date is shown on the Outstanding Equity Awards at Fiscal Year-End table following this section. The stock option grants for named executive officers were 69% of the total option grants made in fiscal 2006. The option grants made to other executives were made with the same grant date, exercise price, vesting schedule and other terms as the option grants for named executive officers.

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2006, our compensation for services in all capacities to those persons who at December 31, 2006 were our chief executive officer (principal executive officer), executive vice president – finance and administration (principal financial officer) and next three most highly compensated executive officers (collectively, the “Named Executive Officers”). We also list Philip D. Haney and Robert A. Sitler, Jr. who would have been among our next most highly compensated officers had either been serving as an executive officer at December 31, 2006.

SUMMARY COMPENSATION TABLE

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)		Total ($)
JEFFREY R. SCHEFFER, Chairman, President and Chief Executive Officer	2006	$400,008	—	$62,318	—	$6,600	(1)	$468,926

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	2006	$272,004	—	$42,089	—	$6,600	(1)	$320,693

R. GLENN PRILLAMAN, Senior Vice President-Marketing and Sales	2006	$181,257	—	$18,139	—	$6,600	(1)	$205,996

RICKY D. LOVORN, Senior Vice President-Manufacturing	2006	$160,873	$45,000	$19,213	—	$34,482	(2)	$259,568

DENNIS K. TAGGART, Vice President-Human Resources	2006	$150,000	—	$8,522	—	$5,586	(1)	$164,108

PHILIP D. HANEY, Former Vice President-Marketing and Sales, Stanley Collections	2006	$176,680	—	$(13,159)	—	$4,400	(1)	$167,921

ROBERT A. SITLER, JR., Former Vice President-Global Sourcing	2006	$80,004	—	—	—	$84,325	(3)	$164,329

(1)	All Other Compensation listed for each of Messrs. Scheffer, Payne, Prillaman, Taggart and Haney reflect employer contributions to our 401(k) Plan.
(2)	The amount for Mr. Lovorn reflects relocation reimbursement of $21,117 and the related tax gross-up of $9,136 and employer contributions to our 401(k) Plan of $4,229.
(3)	The amount for Mr. Sitler reflects salary continuation of $80,004 and employer contributions to our 401(k) Plan of $4,321.
(4)	The option awards are valued under the assumptions contained in Note 6 to our Consolidated Financial Statements except that the assumption of forfeitures is not made.

Employment Agreements

We have employment agreements with Jeffrey R. Scheffer and Douglas I. Payne. We also had an employment agreement with Philip D. Haney until his termination of employment with us.

Mr. Scheffer’s employment agreement provides for a base salary of $350,000 per year and a potential annual bonus of $350,000, both subject to upward adjustment.

In the event of Mr. Scheffer’s death or disability, his employment agreement provides for his base salary to cease at the end of the month in which that event occurred. He or his estate is also entitled to a bonus payment equal to the bonus which would otherwise have been payable for the full year prorated for the number of days he was employed during that year. If we terminate Mr. Scheffer’s employment for cause (as defined in his employment agreement), payments under his employment agreement cease. If we terminate Mr. Scheffer’s employment without cause, Mr. Scheffer is entitled to receive the following severance payments:

(i)	base salary on a monthly basis for the remainder of the calendar year in which termination occurred;

(ii)	annual bonus for the calendar year in which termination occurred equal to the average bonuses paid to Mr. Scheffer for the three fiscal years before the year of his employment termination;

(iii)	annual severance pay for the two years following the year in which termination occurred equal to:

•	base salary in effect at the termination of employment plus

•	an amount equal to the average of bonuses paid for the three fiscal years before the year of his employment termination.

Mr. Scheffer’s employment agreement extends automatically for additional one-year terms at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given. If we give notice of termination, Mr. Scheffer is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years before the year of his employment termination. Mr. Scheffer is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. During the two years after such a change of control, Mr. Scheffer is entitled to terminate his employment with us and receive severance pay in a single payment if he terminates his employment for good reason. Good reasons generally exists if:

(i)	his base salary is reduced,

(ii)	he is not in good faith considered for an annual bonus,

(iii)	he is denied certain customary fringe benefits,

(iv)	his place of employment is relocated further than 100 miles from his current place of employment, or

(v)	his duties and responsibilities are substantially reduced.

Mr. Scheffer’s employment agreement provides that he will not compete against us for two years following the termination of his employment. In addition, his employment agreement also provides that Mr. Scheffer will not solicit our employees for two years after the term of his employment agreement. The non-competition covenant does not apply if:

(i)	Mr. Scheffer terminates his employment within two years after a change of control for good reason (as defined in his employment agreement) or

(ii)	Mr. Scheffer voluntarily terminates his employment and we do not elect to pay severance to Mr. Scheffer.

The employment agreement with Douglas I. Payne is on similar terms as those discussed above with respect to Mr. Scheffer, with the following exceptions: Mr. Payne’s base salary is at least $136,000 and he is entitled to receive a potential annual bonus of $50,000, subject to upward adjustment, and during the two years after a change in control (as defined in his employment agreement) he is entitled to terminate his employment with us and receive severance pay. The employment agreement with Philip D. Haney was on similar terms as those discussed above with respect to Mr. Scheffer, with the following exceptions: Mr. Haney’s base salary was at least $225,000 and he was entitled to receive a potential annual bonus of $150,000 subject to upward adjustment, and he was entitled to receive severance pay for a period of one year if he terminated employment for good reason (as defined in his employment agreement) during the first year following a change of control (as defined in his employment agreement).

The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on December 31, 2006.

Name	Death or Disability	Termination for Cause or Voluntary Termination by Executive with no Non-Competition Covenant	Termination without Cause	Non Renewal by Stanley Furniture; Termination After Change in Control; Voluntary Termination with Non-Competition Covenant
Jeffrey R. Scheffer	—	—	$2,009,583	$1,606,394

Douglas I. Payne	—	—	$1,141,206	$942,140

Messrs. Scheffer and Payne have received option grants under our 2000 Incentive Compensation Plan that have not yet vested. On a change of control, or on death or disability, all outstanding option grants would become fully vested. See “Outstanding Equity Awards at Fiscal Year End” for a summary of outstanding option grants at December 31, 2006.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during the year ended December 31, 2006 to the Name Executive Officers.

GRANTS OF PLAN–BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)		Closing Market Price of Stock on Grant Date ($/Sh)		Grant Date Fair Value of Stock and Option Awards
		Threshold $	Maximum $(1)
JEFFREY R. SCHEFFER, Chairman, President and Chief Executive Office	12/05/2006	$96,000	$480,000	40,000		$23.03		$22.39		$312,880

DOUGLAS I PAYNE, Executive Vice President- Finance and Administration and Secretary	12/05/2006	$49,000	$245,000	30,000		$23.03		$22.39		$234,660

R. GLENN PRILLAMAN, Senior Vice President- Marketing and Sales	12/05/2006	$28,000	$140,000	20,000		$23.03		$22.39		$156,440

RICKY D. LOVORN, Senior Vice President-Manufacturing	03/13/2006 12/05/2006	$28,000	$140,000	10,000 15,000	$ $	26.82 23.03	$ $	27.74 22.39	$ $	100,610 117,330

DENNIS K. TAGGART, Vice President- Human Resources	12/05/2006	$14,000	$70,000	6,000		$23.03		$22.39		$46,932

PHILIP D. HANEY, Former Vice President- Marketing and Sales, Stanley Collections	—	$42,000	$210,000	—		—		—		—

ROBERT A. SITLER, JR., Former Vice President- Global Sourcing	—	$16,000	$80,000	—		—		—		—

(1)	Maximum payment under annual bonus program is made if the target EBIT level is reached.
(2)	All awards are made under the Stanley Furniture Company, Inc. 2000 Incentive Compensation Plan. All option awards vest over a four-year period with 25% of each award vesting on the anniversary of the grant date if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.
(3)	All awards are made at the closing market price of the stock on the day before the grant date.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the year-end number and value of unexercised options, stock that has not vested and equity incentive plan awards for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS

AT DECEMBER 31, 2006 FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)		Option Expiration Date
JEFFREY R. SCHEFFER, Chairman, President and Chief Executive Officer	174,000 12,000	18,000 40,000	(2)	$ $ $	13.9400 24.5100 23.0300	04/24/2011 12/14/2015 12/05/2016

DOUGLAS I. PAYNE, Executive Vice President- Finance and Administration and Secretary	90,000 100,000 8,000	12,000 30,000	(2)	$ $ $ $	12.4375 13.9400 24.5100 23.0300	08/23/2010 04/24/2011 12/14/2015 12/05/2016

R. GLENN PRILLAMAN, Senior Vice President- Marketing and Sales	20,000 20,000 3,200	4,800 20,000	(2)	$ $ $ $	12.4375 13.9400 24.5100 23.0300	08/23/2010 04/24/2011 12/14/2015 12/05/2016

RICKY D. LOVORN, Senior Vice President-Manufacturing	—	10,000 15,000	(2)	$ $	26.8200 23.0300	03/13/2016 12/05/2016

DENNIS K. TAGGART, Vice President- Human Resources	1,600	2,400 6,000	(2)	$ $	24.5100 23.0300	12/14/2015 12/05/2016

PHILIP D. HANEY, Former Vice President- Marketing and Sales, Stanley Collections	—	—			—	—

ROBERT A. SITLER, JR., Former Vice President- Global Sourcing	—	—			—	—

(1)	Except as otherwise noted, all option awards vest over a five-year period with 20% vesting on the date of grant and 20% vesting annually over four years on each anniversary of the grant date if the recipient remains employed. The vesting is accelerated if there is a change in control or if the recipient dies or has a disability while employed.
(2)	Award vests over a four-year period with 25% of the award vesting on each anniversary date of the grant if the recipient remains employed.

Option Exercises Table

The following table sets forth information concerning each exercise of stock options for the year ended December 31, 2006 for each of the Named Executive Officers.

OPTION EXERCISES

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
JEFFREY R. SCHEFFER, President and Chief Executive Officer	8,000	$77,760

DOUGLAS I. PAYNE, Executive Vice President- Finance and Administration and Secretary	—	—

R. GLENN PRILLAMAN, Senior Vice President- Marketing and Sales	—	—

RICKY D. LOVORN, Senior Vice President-Manufacturing	—	—

DENNIS K. TAGGART, Vice President- Human Resources	—	—

PHILIP D. HANEY, Former Vice President- Marketing and Sales, Stanley Collections	36,000	$400,481

ROBERT A. SITLER, JR., Former Vice President- Global Sourcing	—	—

Pension Benefits Table

The following table sets forth information concerning pension benefits for each of the Named Executive Officers.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
JEFFREY R. SCHEFFER, Chairman, President and Chief Executive Officer	—	—	—	—

DOUGLAS I. PAYNE, Executive Vice President-Finance and	The Stanley Retirement Plan	12.25	$59,771	—
Administration and Secretary	Supplemental Retirement Plan of Stanley Furniture Company	12.25	$27,627	—

R. GLENN PRILLAMAN, Senior Vice President-Marketing and Sales	—	—	—	—

RICKY D. LOVORN, Senior Vice President-Manufacturing	—	—	—	—

DENNIS K. TAGGART, Vice President-Human Resources	—	—	—	—

PHILIP D. HANEY, Former Vice President-Marketing and Sales, Stanley Collections	—	—	—	—

ROBERT A. SITLER, JR., Former Vice President-Global Sourcing	The Stanley Retirement Plan	10.75	$11,916	—

The Stanley Retirement Plan is a tax-qualified defined benefit pension plan. We froze this plan in 1995 and terminated it in October 2006. Final distributions will be made in 2007. Messrs. Payne and Sitler are the only named executive officer covered by this plan.

This plan provides unreduced retirement benefits at or after age 65. Reduced retirement is available after age 55 with 10 years of service. For retirements between age 60 and 65, the benefit is reduced 0.2775% per month and 0.555% per month for retirements between age 55 and 60.

This plan’s basic benefit is calculated using a formula based on final average compensation, years of credited service, estimated Social Security benefits, and age at retirement. Final average compensation is the average annual compensation from January 1, 1987 until December 31, 1995. Compensation was all amounts paid limited to the IRS maximum for each year. Credited service is measured in months and is limited to 35 years for the covered pay portion. Covered pay is the average of the taxable wage bases for the 35-year period up to the participant’s Social Security retirement age.

The formula is A plus B where:

A is 0.75% of final average compensation times years of credited service, and

B is 0.50% of final average compensation in excess of covered pay times years of credited service up to 35 years.

Benefit payment options are a lump sum, a single life annuity, a joint and 50% survivor annuity, and a joint and minor survivor annuity.

The Supplemental Retirement Plan (SRP) is a nonqualified deferred compensation plan that was also frozen in 1995. Mr. Payne is the only named executive officer covered by the SRP. Upon retirement, the SRP provides a monthly benefit equal to the monthly benefit that the participant would have received under the Stanley Retirement Plan but for the limitations imposed by the Internal Revenue Code, reduced by the monthly benefit the participant actually receives under the Stanley Retirement Plan. As noted above, the Internal Revenue Code limits the amount of compensation that may be taken into account. The limit was $150,000 in 1995 when the SRP was frozen. Benefit payment options are a joint and 50% survivor annuity and a single life annuity. Benefits commence at the same time as the benefits under the Stanley Retirement Plan.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table

The following table sets forth information with respect to each defined contribution or other plan that provides for deferral of compensation on a basis that is not tax-qualified for each of the Named Executive Officers.

NONQUALIFIED DEFERRED COMPENSATION

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006

Name	Executive Contributions in Last FY ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
JEFFREY R. SCHEFFER, Chairman, President and Chief Executive Officer	—	—	—	—	—

DOUGLAS I. PAYNE, Executive Vice President-Finance and Administration and Secretary	—	—	$2,103	—	$16,663

R. GLENN PRILLAMAN, Senior Vice President-Marketing and Sales	—	—	—	—	—

RICKY D. LOVORN, Senior Vice President-Manufacturing	—	—	—	—	—

DENNIS K. TAGGART, Vice President- Human Resources	—	—	—	—	—

PHILIP D. HANEY, Former Vice President-Marketing and Sales, Stanley Collections	—	—	—	—	—

ROBERT A. SITLER, JR., Former Vice President-Global Sourcing	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 9, 2007, by each stockholder we know to be the beneficial owner of more than 5% of its outstanding common stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc.	1,568,000(a	)	14.8%
Royce & Associates, LLC	1,497,532(b	)	14.1%
FMR Corp.	1,300,000(c	)	12.3%
Third Avenue Management LLC	1,152,654(d	)	10.9%
Wellington Management Company, LLP	900,020(e	)	8.5%
Muhlenkamp & Company, Inc.	840,305(f	)	7.9%
Albert L. Prillaman	277,445(g	)	2.6%
Jeffrey R. Scheffer	226,000(h	)	2.1%
Douglas I. Payne	221,500(i	)	2.1%
R. Glenn Prillaman	128,406(j	)	1.2%
T. Scott McIlhenny, Jr.	27,672(k	)	(q )
Thomas L. Millner	23,837(k	)	(q )
Michael P. Haley	14,237 (l	)	(q )
Robert G. Culp, III	6,837 (m	)	(q )
Dennis K. Taggart	1,600 (n	)	(q )
Ricky D. Lovorn	2,000 (o	)	(q )
Philip D. Haney	4,000		(q )
Robert A. Sitler, Jr.	—		(q )
All directors and executive officers as a group (12 persons)	933,534(p	)	8.4%

(a)	The beneficial ownership information for T. Rowe Price Associates, Inc. (“Price Associates”) is based upon the Schedule 13G/A filed with the SEC on February 14, 2007, by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“TRP Small-Cap”). These securities are owned by various individual and institutional investors, including TRP Small-Cap (which has sole voting power for 894,500 shares, representing 8.3% of the shares outstanding), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. The Schedule 13G/A indicates that Price Associates has sole voting power for 623,300 shares and sole dispositive power of 1,568,000 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of 1,568,000 shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates and TRP Small-Cap is 100 E. Pratt Street, Baltimore, Maryland 21202.
(b)	The beneficial ownership information for Royce & Associates, LLC (“Royce & Associates”) is based upon the Schedule 13G/A filed with the SEC on January 25, 2007. The Schedule 13G/A indicates that Royce & Associates has sole voting and dispositive power with respect to 1,497,532 shares. The principal business address of Royce & Associates is 1414 Avenue of the Americas, New York, New York 10019.
(c)	The information concerning the shares beneficially owned by FMR Corp. is based upon the Schedule 13G/A filed with the SEC on February 14, 2007 by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,300,000 shares as a result of acting as investment advisor to Fidelity Low-Priced Stock Fund, which owned all 1,300,000 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 1,300,000 shares owned by Fidelity Low-Priced Stock Fund. Neither Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with the Board of Trustees of Fidelity Low-Priced Stock Fund. The principal business address of FMR Corp., Fidelity, Fidelity Low-Priced Stock Fund and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(d)

The beneficial ownership information for Third Avenue Management LLC (“TAM”) is based upon the Schedule 13G filed with the SEC on January 10, 2007. The Schedule 13G indicates that TAM has sole voting and dispositive powered with respect to 1,152,654 shares. The principal business address of TAM is 622 Third Avenue, 32nd Floor, New York, New York 10017.

(e)	The beneficial ownership information for Wellington Management Company, LLP (“Wellington”) is based upon the Schedule 13G/A filed with the SEC on February 14, 2007. The Schedule 13G/A indicates that Wellington has shared voting power with respect to 459,900 shares and shared power to dispose or to direct the disposition of 900,020 shares. The principal business address of Wellington is 75 State Street, Boston, Massachusetts 02109.
(f)	The beneficial ownership information with respect to Muhlenkamp & Company, Inc. (“Muhlenkamp & Co.”) is based upon its Schedule 13G filed with the SEC on January 4, 2007. The Schedule 13G indicates that Muhlenkamp & Co. has shared voting and dispositive power with respect to 840,305 shares. The principal business address of Muhlenkamp & Co. is 5000 Stonewood Drive, Suite 300, Wexford, Pennsylvania 15090.
(g)	Includes 3,055 shares which could be acquired through the exercise of stock options.
(h)	Includes 186,000 shares which could be acquired through the exercise of stock options. Includes 40,000 shares with respect to which Mr. Scheffer shares voting and dispositive power with his wife.
(i)	Includes 198,000 shares which could be acquired through the exercise of stock options.
(j)	Includes 43,200 shares which could be acquired through the exercise of stock options.
(k)	Includes 20,237 shares which could be acquired through the exercise of stock options.
(l)	Includes 10,237 shares which could be acquired through the exercise of stock options.
(m)	Includes 6,237 shares which could be acquired through exercise of stock options. Includes 600 shares with respect to which Mr. Culp shares voting and dispositve power with his wife.
(n)	Includes 1,600 shares which could be acquired through the exercise of stock options.
(o)	Includes 2,000 shares which could be acquired through the exercise of stock options.
(p)	Includes 488,803 shares which could be acquired through the exercise of stock options.
(q)	Less than 1%.

INDEPENDENT PUBLIC AUDITORS

The firm of PricewaterhouseCoopers LLP served as our independent public auditors for 2006 and has served in that capacity since 1979. While we expect PricewaterhouseCoopers LLP to be selected as its independent public auditors for 2007, the audit committee will not make that selection until it completes its review of the engagement terms for the current year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table sets forth the fees, including reimbursement of expenses, paid to PricewaterhouseCoopers LLP for services in the fiscal years ended December 31, 2005 and December 31, 2006.

	2005	2006
Audit Fees	$318,369	$335,165
Audit-Related Fees	—	—
Tax Fees	38,264	29,750
All Other Fees	—	—

Total	$356,633	$364,915

Audit Fees

Annual audit fees relate to professional services rendered for the audit of our annual financial statements and reviews of our Forms 10-Q.

Tax Fees

All tax fees in 2005 and 2006 related to professional services rendered in connection with tax compliance, including tax return preparation.

The audit committee has determined that the provision of services other than audit services resulting in these fees was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

The audit committee has established a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent accountants before engaging the accountants for that purpose. Consideration and approval of these services generally occur at the audit committee’s regularly scheduled meetings. In order to address situations where it is impractical to wait until the next scheduled meeting, the audit committee has delegated the authority to approve non-audit services to the chairman of the audit committee or, in his absence, other members of the audit committee. Any services approved pursuant to this delegation of authority are required to be reported to the full audit committee at the next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to assist the board in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including internal control over financial reporting. Management is responsible for preparing the company’s financial statements and assessing the effectiveness of the company’s internal control over financial reporting. The independent accountants are responsible for performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. In addition, the independent accountants also express their opinion on the company’s internal control over financial reporting. The audit committee is directly responsible for the appointment, compensation and oversight of the work of the company’s independent accountants.

In this context, the audit committee has met and held discussions with management and the independent accountants. Management represented to the audit committee that the company’s financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the audit committee has discussed with the independent accountants the accountant's independence from the company and its management, including the matters in the written disclosures required by the Independence Standard Boards Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has also considered whether the provision of non-audit services by the independent accountants is compatible with maintaining the independent accountant's independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are:

Thomas L. Millner, Chairman

Robert G. Culp, III

Michael P. Haley

T. Scott McIlhenny, Jr.

OTHER BUSINESS

Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

ADDITIONAL INFORMATION

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of our outstanding common stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder’s shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote “against” the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2010 receiving the greatest number of votes cast for the election of directors will be elected.

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter will count toward a quorum. “Broker non-votes” will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

Stockholder Proposals for 2008 Annual Meeting

Any stockholder desiring to present a proposal to the stockholders at the 2008 Annual Meeting and who desires that such proposal be included in our proxy statement and proxy card relating to that meeting, must transmit such to our secretary so that it is received at our principal executive offices on or before November 16, 2007. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2008 Annual Meeting, the persons named in the proxy solicited by our board of directors for the 2008 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals we receive after January 30, 2008.

By Order of the Board of Directors,

Douglas I. Payne

Secretary

March 16, 2007

REVOCABLE PROXY

Stanley Furniture Company, Inc.

Annual Meeting of Stockholders – April 18, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the “Company”) held of record by the undersigned on March 9, 2007, at the Annual Meeting of Stockholders to be held April 18, 2007, and at any adjournment thereof.

(Continued and to be dated and signed on reverse side)

PROXY – (Continued from reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. PLEASE MARK YOUR VOTES LIKE THIS X.

(1) Election of directors for three-year term ending 2010.		FOR all nominees listed to the left (except as indicated otherwise)	WITHOLD AUTHORITY to vote for all nominees listed to the left
NOMINEES:	Thomas L. Millner and
Jeffrey R. Scheffer

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write such nominee’s name in the space provided below.

(2)	In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on April 18, 2007, receipt of which is hereby acknowledged.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly mark, date, sign, and mail this Proxy Card in the enclosed envelope. No postage is required.

Company ID:

Proxy Number:

Account Number:

Signature	Signature	Dated:

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.